Exhibit B-1

                                                           EXECUTION VERSION

                           MULTI-YEAR CREDIT AGREEMENT

                            dated as of June 10, 2005

                                      among

                             SOUTHERN POWER COMPANY,

                                  as Borrower,

                         THE LENDERS IDENTIFIED HEREIN,

                                 CITIBANK, N.A.,

                            as Administrative Agent,

                                       and

              THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH,

                                 as Issuing Bank

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              THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH,

                              as Syndication Agent,

                             BAYERISCHE LANDESBANK,
                                ING CAPITAL LLC,
                                 KBC BANK, N.V.,
                            as Documentation Agents,

                               BARCLAYS BANK PLC,
                      HSBC BANK USA, NATIONAL ASSOCIATION,
                           JPMORGAN CHASE BANK, N.A.,
                          MIZUHO CORPORATE BANK, LTD.,
                            THE BANK OF NOVA SCOTIA,
                                SCOTIABANC INC.,
                              WACHOVIA BANK, N.A.,
                           as Senior Managing Agents,

                                       and

      CITIGROUP GLOBAL MARKETS INC. and THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                NEW YORK BRANCH,
                 as Joint Lead Arrangers and Joint Book Managers

The Syndication Agent, the Documentation Agents, the Managing Agents, the Joint Lead Arrangers and the Joint Book Managers are for information purposes only and have no liability in such capacities in this Credit Agreement.


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                                Table of Contents

                                                                            Page

                                    Section 1
                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 Definitions.....................................................1
         1.2 Computation of Time Periods and Other Definitional Provisions..15
         1.3 Accounting Terms...............................................15

                                    Section 2
                           LOANS AND LETTERS OF CREDIT

         2.1 Commitment of the Lenders......................................16
         2.2 Extension of Maturity Date.....................................18
         2.3 Method of Borrowing for Revolving Loans........................19
         2.4 Funding of Revolving Loans.....................................19
         2.5 Continuations and Conversions..................................20
         2.6 Minimum Amounts................................................21
         2.7 Reductions of Revolving Loan Commitment........................21
         2.8 Notes..........................................................21
         2.9 Increases in Revolving Loan Commitment.........................22
         2.10 Letters of Credit.............................................22

                                    Section 3
                                    PAYMENTS

         3.1 Interest.......................................................25
         3.2 Prepayments....................................................26
         3.3 Payment in Full at Maturity....................................26
         3.4 Fees...........................................................27
         3.5 Place and Manner of Payments...................................28
         3.6 Pro Rata Treatment.............................................28
         3.7 Computations of Interest and Fees..............................28
         3.8 Sharing of Payments............................................29

                                    Section 4
                      ADDITIONAL PROVISIONS REGARDING LOANS

         4.1 Eurodollar Loans...............................................30
         4.2 Capital Adequacy...............................................31
         4.3 Compensation...................................................32
         4.4 Taxes..........................................................32
         4.5 Mitigation; Mandatory Assignment...............................34

                                    Section 5
                              CONDITIONS PRECEDENT

         5.1 Closing Conditions.............................................35
         5.2 Conditions to Extensions of Credit.............................37

                                    Section 6
                         REPRESENTATIONS AND WARRANTIES

         6.1 Organization and Good Standing.................................37
         6.2 Due Authorization..............................................38
         6.3 No Conflicts...................................................38
         6.4 Consents.......................................................38
         6.5 Enforceable Obligations........................................38
         6.6 Financial Condition............................................38
         6.7 No Default.....................................................39
         6.8 Indebtedness and Off-Balance Sheet Indebtedness................39
         6.9 Litigation.....................................................39
         6.10 Material Agreements...........................................39
         6.11 Taxes.........................................................39
         6.12 ERISA.........................................................39
         6.13 Compliance with Law...........................................40
         6.14 Use of Proceeds; Margin Stock.................................40
         6.15 Government Regulation.........................................40
         6.16 Solvency......................................................40

                                    Section 7
                              AFFIRMATIVE COVENANTS

         7.1 Information Covenants..........................................40
         7.2 Preservation of Existence and Franchises.......................42
         7.3 Books and Records..............................................42
         7.4 Compliance with Law............................................42
         7.5 Payment of Taxes...............................................42
         7.6 Insurance......................................................42
         7.7 Performance of Obligations.....................................43
         7.8 ERISA..........................................................43
         7.9 Use of Proceeds................................................43
         7.10 Audits/Inspections............................................43
         7.11 Indebtedness to Capitalization................................44

                                    Section 8
                               NEGATIVE COVENANTS

         8.1 Nature of Business.............................................44
         8.2 Consolidation and Merger.......................................44
         8.3 Sale or Lease of Assets........................................45
         8.4 Transactions with Affiliates...................................45
         8.5 Fiscal Year....................................................45
         8.6 Liens..........................................................45
         8.7 Minimum Contract Maintenance Covenant..........................46

                                    Section 9
                                EVENTS OF DEFAULT

         9.1 Events of Default..............................................47
         9.2 Acceleration; Remedies.........................................49
         9.3 Allocation of Payments after Event of Default..................50

                                   Section 10
                                AGENCY PROVISIONS

         10.1 Appointment...................................................51
         10.2 Delegation of Duties..........................................51
         10.3 Exculpatory Provisions........................................52
         10.4 Reliance on Communications....................................52
         10.5 Notice of Default.............................................53
         10.6 Non-Reliance on Agents and Other Lenders......................53
         10.7 Indemnification...............................................53
         10.8 Each Agent in Its Individual Capacity.........................54
         10.9 Successor Administrative Agent................................54
         10.10 Administrative Agent May File Proof of Claims................55

                                   Section 11
                                  MISCELLANEOUS

         11.1 Notices and Other Communications; Facsimile
                  Copies....................................................55
         11.2 Right of Setoff...............................................56
         11.3 Benefit of Agreement..........................................57
         11.4 No Waiver; Remedies Cumulative................................60
         11.5 Payment of Expenses, Etc......................................60
         11.6 Amendments, Waivers and Consents..............................61
         11.7 Counterparts..................................................61
         11.8 Headings......................................................62
         11.9 Defaulting Lender.............................................62
         11.10 Survival of Indemnification and Representations
                  and Warranties............................................62
         11.11 Governing Law................................................62
         11.12 Waiver of Jury Trial; Waiver of Consequential Damages........62
         11.13 Time.........................................................63
         11.14 Severability.................................................63
         11.15 Entirety.....................................................63
         11.16 Confidentiality..............................................63
         11.17 Binding Effect...............................................64
         11.18 USA Patriot Act Notice.......................................64
         11.19 Jurisdiction, Etc............................................64


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SCHEDULES

Schedule 1.1(a)   Account Designation Letter
Schedule 1.1(b)   Commitment Percentages
Schedule 11.1     Notices

EXHIBITS

Exhibit 1.1       Terms of Subordination
Exhibit 2.1(b)    Form of Competitive Bid Request
Exhibit 2.3       Form of Notice of Borrowing
Exhibit 2.5       Form of Notice of Continuation/Conversion
Exhibit 2.8(a)    Form of Revolving Loan Note
Exhibit 2.8(b)    Form of Competitive Bid Loan Note
Exhibit 2.10      Form of Letter of Credit Request
Exhibit 7.1(c)    Form of Compliance Certificate
Exhibit 11.3(b)   Form of Assignment and Assumption

                           MULTI-YEAR CREDIT AGREEMENT

         THIS MULTI-YEAR CREDIT AGREEMENT (this "Credit Agreement"), dated as of June 10, 2005, is entered into among SOUTHERN POWER COMPANY, a Delaware corporation (together with any other Person (as defined herein) as may be substituted therefor pursuant to Section 8.2(b)(ii), the "Borrower"), the Lenders (as defined herein), CITIBANK, N.A. ("Citibank"), as administrative agent (together with any successor administrative agent appointed pursuant to Section 10, the "Administrative Agent"), and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch ("BTM"), as Issuing Bank (as defined herein).

                                    RECITALS

         WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

                  "Adjusted Eurodollar Rate" means, at any time, the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans, in each case as then in effect.

                  "Administrative Agent" has the meaning in the recital of parties to this Credit Agreement.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliate Subordinated Indebtedness" means any borrowings by the Borrower from The Southern Company or an Affiliate of The Southern Company; provided that such borrowings are subordinated on terms substantially similar to the terms of subordination set forth in
         Exhibit 1.1 hereto.

                  "Agent-Related Persons" means each of the Agents (including any successor agents), together with its Affiliates (including any Affiliate of such Agent acting as a Joint Lead Arranger) and the officers, directors, employees, representatives, agents, counsel and attorneys-in-fact of such Persons and Affiliates.

                  "Agents" means, collectively, the Issuing Bank, the Administrative Agent, the Syndication Agent, the Documentation Agents and the Managing Agents.

                  "Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at Citibank, N.A., with its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

                  "Anniversary Date" has the meaning specified in Section
         2.2(a).

                  "Applicable Percentage" means, at any time, and with respect to all Eurodollar Loans then outstanding, Unused Fees and/or Utilization Fees, the applicable percentage corresponding to the Senior Debt Rating in effect from time to time as described below:


                                       Applicable    Applicable     Applicable
              Senior                   Percentage    Percentage     Percentage
            Debt Rating              for Eurodollar  for Unused         for
                                          Loans         Fees       Utilization
                                                                       Fees

 I.    => A+ from S&P                     .20%          .070%          .10%
                or
       => A1 from Moody's

 II.   => A but A+ from S&P             .25%          .090%          .10%
                or
       => A2 but A1 from Moody's

 III.  => A- but A from S&P             .30%          .110%          .10%
                or
       => A3 but A2 from Moody's

 IV.   =  BBB+ but<- from S&P          .45%          .125%          .10%
                or
       =  Baa1 but A3 from Moody's

 V.    =  BBB but BBB+ from S&P         .55%          .150%          .15%
                or
       =  Baa2 but Baa1 from Moody's

 VI.   =  BBB- but BBB from S&P         .70%          .200%          .15%
                or
       =  Baa3 but Baa2 from Moody's

 VII.   BBB- from S&P                    1.00%         .250%          .25%
                and
        Baa3 from Moody's


                or
       unrated by S&P and Moody's

                  Notwithstanding the above, if at any time there is a split in Senior Debt Ratings between S&P and Moody's, (a) in the event of a single level split, the higher Senior Debt Rating (i.e., the lower pricing) will apply and (b) in the event of a multiple level split, one level below the higher Senior Debt Rating will apply.

                  The Applicable Percentages for Eurodollar Loans, Unused Fees and Utilization Fees shall be determined and adjusted on the date (each, a "Calculation Date") on which there is any change in the Senior Debt Rating of the Borrower. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Eurodollar Loans as well as any new Eurodollar Loans made. The Borrower shall notify the Administrative Agent in writing immediately upon any change in its Senior Debt Rating.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "Arranger" means each of Citigroup Global Markets Inc. and BTM in its capacity as joint lead arranger.

                  "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.3(b), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3(b) or any other form approved by the Administrative Agent).

                  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                  "Base Rate" means, for any day, a simple rate per annum equal to the greater of (a) the Prime Rate for such day or (b) the sum of 1/2% plus the Federal Funds Rate for such day.

                  "Base Rate Loan" means a Revolving Loan which bears interest based on the Base Rate.

                  "Borrower" has the meaning specified in the recital of parties to this Credit Agreement.

                  "Borrower Obligations" means, without duplication, all of the obligations of the Borrower to the Lenders and the Agents, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

                  "BTM" has the meaning specified in the recital of parties to this Credit Agreement.

                  "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which any Lender specifically or banking institutions generally are authorized or required by law or other governmental action to close in Atlanta, Georgia or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

                  "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

                  "Capitalization" means, with respect to the Borrower at any time, without duplication, the sum of (a) the aggregate of (i) the capital stock (but excluding treasury stock and capital stock subscribed and unissued), other equity accounts (including retained earnings, paid-in capital and accumulated other comprehensive income and loss) of the Borrower as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, (ii) Affiliate Subordinated Indebtedness and (iii) the principal amount of Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations; provided that the maturity date of such Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations is subsequent to the latest Maturity Date applicable to any of the Commitments and Loans outstanding at such time and (b) the amount of all Indebtedness of the Borrower as of the same date; provided, that "Capitalization" shall not include any capital stock or other equity (including paid in capital and retained earnings, other than retained earnings which are permitted to be distributed by an Unrestricted Subsidiary to the Borrower) attributable, directly or indirectly, to an Unrestricted Subsidiary.

                  "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the Letters of Credit Outstanding, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

                  "Change of Control" means the failure of The Southern Company, a Delaware corporation, to own more than 51% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.

                  "Citibank" has the meaning specified in the recital of parties to this Credit Agreement.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement, and "Commitments" means, collectively, the sum of all Lenders' Commitments, which shall be equal to $400,000,000 as such amount may be otherwise reduced in accordance with Section 2.7 or increased in accordance with Section 2.9.

                  "Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on
         Schedule 1.1(b) attached hereto, as such percentage may be modified by assignment in accordance with Section 11.3 or by increases in the Commitments pursuant to Section 2.9.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Bid Loan pursuant to the terms of Section 2.1(b).

                  "Competitive Bid Fee" means a fee of $1,000 payable by the Borrower to the Administrative Agent in connection with a Competitive Bid Request pursuant to Section 2.1(b).

                  "Competitive Bid Loan" means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.1(b).

                  "Competitive Bid Maturity Date" means, with respect to any Competitive Bid Loan, the maturity date specified for such Competitive Bid Loan pursuant to Section 2.1(b)(ii).

                  "Competitive Bid Loan Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Competitive Bid Loans and substantially in the form of Exhibit 2.8(b), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

                  "Competitive Bid Rate" means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.1(b), the rate of interest offered by the Lender making the Competitive Bid.

                  "Competitive Bid Request" means a request by the Borrower for Competitive Bids in the form of Exhibit 2.1(b).

                  "Contracted Operating Cash Flows" means the projection done at the end of each fiscal quarter of the next four fiscal quarters of the Borrower's and its Subsidiaries' (other than Unrestricted Subsidiaries) total cash flow available for debt service from fixed-price capacity power contracts, each contract having a term from initial commencement to expiry of at least five years; provided, however, that up to 12.5% of the Contracted Operating Cash Flows may be derived from fixed-price capacity power contracts that have contract terms of at least two years but less than five years from initial commencement to expiry. The projection shall be consistent with financial reporting procedures of the Borrower. The term fixed-price capacity power contracts includes any power contract that states the base capacity price on a per unit basis (for example, in Dollars per megawatt) and which may allow for adjustments to that base price that are generally encompassed within the Borrower's or the electric generation industry's commercial expectations for a power contract of a similar duration (including but not limited to adjustments to accommodate changed capacity purchase levels, variations in expected or actual construction costs or demonstrated capability levels, changes in equipment or law and force majeure); provided, however, that a power contract will not be considered to be a fixed-price capacity power contract if a material portion of the capacity price varies based upon a market index for electric capacity or energy, fuel, weather or other factor that is external to the generating facility and the transaction between the Borrower and its customer. The method of calculating the energy price shall not be considered in assessing whether a power contract is a fixed-priced capacity power contract.

                  "Controlled Group" means (a) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

                  "Credit Documents" means this Credit Agreement, the Notes, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

                  "Credit Extensions" means as of any day, the sum of (a) the principle balance of all Loans then outstanding plus (b) the amount of Letters of Credit Outstanding as of such day.

                  "Debt Rating" means any credit rating of the Borrower by S&P or Moody's.

                  "Default" means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

                  "Defaulting Lender" means, at any time, any Lender that, at such time, (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

                  "Documentation Agents" means each of Bayerische Landesbank, ING Capital LLC and KBC Bank, N.V. in its capacity as Documentation Agent.

                  "Dollars" and "$" means dollars in lawful currency of the United States of America.

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person) that (i) has a combined capital and surplus of at least $500,000,000 and (ii) is approved by (A) the Administrative Agent and
         (B) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

                  "Engagement Letter" means that certain letter agreement, dated as of May 3, 2005, among the Borrower and each of the Arrangers.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                  "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code.

                  "Eurodollar Loan" means a Revolving Loan bearing interest based on the Adjusted Eurodollar Rate.

                  "Eurodollar Rate" means, with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

                  "Eurodollar Rate" =          Interbank Offered Rate
                   ---------------             ----------------------
                                           1 - Eurodollar Reserve Percentage

                  "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to "Eurocurrency liabilities" as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurodollar liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Event of Default" has the meaning specified in Section 9.1.

                  "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of April 17, 2003, among the Borrower, Citibank, as administrative agent, and certain lenders party thereto.

                  "Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

                  "Fund" means any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

                  "Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                  "Guaranty Obligations" means, in respect of any Person, any legally enforceable obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person.

                  "Indebtedness" means, as to any Person, without duplication:
         (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business); (iii) all capital lease obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of such Person in entities other than the Borrower or any of its Subsidiaries) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guaranty Obligations; and (vi) all non-contingent obligations of such Person under any letters of credit or bankers' acceptances. It is understood and agreed that Indebtedness (including Guaranty Obligations) shall not include (A) any Off Balance Sheet Indebtedness in existence as of the Closing Date and additional Off Balance Sheet Indebtedness in an amount not to exceed $150,000,000 in the aggregate at any time, other than obligations of any partnership or joint venture that are recourse to the Borrower or any of its Subsidiaries, (B) any refinancing of Off Balance Sheet Indebtedness described in subsection (A) above in a principal amount not in excess of that outstanding as of the date of refinancing, (C) any project Indebtedness incurred by Subsidiaries of the Borrower to the extent such Indebtedness is non-recourse to the Borrower or (D) any Indebtedness with respect to Trust Preferred Obligations and any Junior Subordinated Deferred Interest Debt Obligations, as long as the maturity date of such Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations is subsequent to the latest Maturity Date of any of the Commitments and Loans as of any date of determination; provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Obligations or Junior Subordinated Deferred Interest Debt Obligations prior to the Maturity Date shall be included in this definition of Indebtedness.

                  "Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto:

                           (a) the rate per annum equal to the rate determined
                  by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (b) if the rate referenced in the preceding clause
                  (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (c) if the rates referenced in the preceding clauses
                  (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to leading banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "Interest Payment Date" means (a) as to any Base Rate Loan, the last day of each fiscal quarter of the Borrower and the Maturity Date applicable to such Base Rate Loan, (b) as to any Eurodollar Loan, the last day of each applicable Interest Period and the Maturity Date applicable to such Eurodollar Loan and (c) as to any Competitive Bid Loan, the last day of the Interest Period for such Competitive Bid Loan and the Competitive Bid Maturity Date applicable to such Competitive Bid Loan. In addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months or the applicable Interest Period for a Competitive Bid Loan is greater than 90 days, then an Interest Payment Date shall also occur on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

                  "Interest Period" means (a) as to each Eurodollar Loan, a period of one, two, three, six, nine or 12 months' duration, as the Borrower may elect and as may be available, with respect to durations of six months or less, and as consented to by all Lenders, with respect to durations of nine or 12 months, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans) and (b) with respect to each Competitive Bid Loan, each of the Interest Periods specified for such Competitive Bid Loan pursuant to Section 2.2(b)(ii), each of which Interest Periods shall not in any event be less than seven days' duration; provided, however,
         (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Competitive Bid Maturity Date or Maturity Date applicable to the relevant Loan and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                  "Issuing Bank" means BTM in its capacity as the issuer of Letters of Credit hereunder, and any successor to BTM in such capacity (which may only be a Lender, as selected by the Borrower and agreed by such Lender, with the Administrative Agent's consent, provided that such consent may not be unreasonably withheld). The Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each Issuing Bank shall act commercially reasonably.

                  "Junior Subordinated Deferred Interest Debt Obligations" means deferrable interest debt obligations of the Borrower or one of its Subsidiaries that are subordinated with respect to right of payment on terms and conditions substantially similar to the Series F 7.125% Junior Subordinated Notes due June 30, 2042 issued by Southern Company Capital Funding, Inc.

                  "L/C Cash Deposit Account" has the meaning specified in
         Section 2.10(i).

                  "L/C Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                  "Lenders" means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 11.3.

                  "Letter of Credit" means a letter of credit that is (a) issued by the Issuing Bank for the account of the Borrower and (b) in form and substance reasonably satisfactory to the Issuing Bank.

                  "Letter of Credit Fees" means the fees payable in respect of Letters of Credit pursuant to Section 3.4(c).

                  "Letter of Credit Request" means a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit 2.10.

                  "Letters of Credit Outstanding" means, at any time, the sum of
         (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

                  "Loans" means the Revolving Loans and the Competitive Bid
         Loans.

                  "Managing Agents" means each of Barclays Bank PLC, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., The Bank of Nova Scotia, Scotiabanc Inc. and Wachovia Bank, N.A. in its capacity as Senior Managing Agent.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the operations, assets, financial condition or business of the Borrower, (b) the ability of the Borrower to perform its obligations under this Credit Agreement and the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder; provided that neither a downgrade in any Debt Rating(s) nor the inability of the Borrower to place commercial paper shall, standing alone, constitute a Material Adverse Effect.

                  "Maturity Date" means the earlier of (a) June 10, 2010, subject to the extension thereof pursuant to Section 2.2, and (b) the date of termination in whole of the aggregate Commitments pursuant to
         Section 2.7 or 9.2; provided, however, that the Maturity Date of any Lender that is a Refusing Lender to any requested extension pursuant to
         Section 2.2 shall be the Maturity Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Credit Agreement; provided further that if any Maturity Date as determined hereunder falls on a day that is not a Business Day, such Maturity Date shall be deemed to fall on the next preceding Business Day.

                  "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

                  "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five-year period but only with respect to the period during which such Person was a member of the Controlled Group.

                  "Net Tangible Assets" means, as of any date, the total assets shown on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.

                  "Notes" means the Revolving Loan Notes and the Competitive Bid Loan Notes.

                  "Notice of Borrowing" means a request by the Borrower for a Revolving Loan (or any continuation or conversion thereof) in the form of Exhibit 2.3.

                  "Notice of Continuation/Conversion" means a request by the Borrower for the continuation or conversion of a Revolving Loan in the form of Exhibit 2.5.

                  "Off-Balance Sheet Indebtedness" means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.

                  "Other Taxes" has the meaning set forth in Section 4.4(b).

                  "Participation Purchaser" has the meaning assigned to such term in Section 11.3(d).

                  "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

                  "Pension Plan" means any "pension plan" as defined in Section 3(2) of ERISA which is maintained for the employees of the Borrower or any Subsidiary of the Borrower.

                  "Person" means any individual, partnership (general or limited), limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" means any single-employer plan as defined in Section 4001 of ERISA and to which ERISA applies, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate.

                  "Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in New York, New York as its "prime rate". Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate is announced by the Administrative Agent.

                  "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

                  "Refund" has the meaning specified in Section 4.4(c).

                  "Refusing Lenders" has the meaning specified in Section 2.2.

                  "Regulation D, U or X" means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                  "Reportable Event" means a "reportable event" as defined in
         Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

                  "Required Lenders" means, at any time, Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender means (a) at any time prior to the termination of the Commitments, an amount equal to the Commitment of such Lender and (b) at any time after the termination of the Commitments, the outstanding amount of Revolving Loans owed to such Lender.

                  "Revolving Loan Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Revolving Loans and substantially in the form of Exhibit 2.8(a), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

                  "Revolving Loans" means the revolving Loans made by the Lenders to the Borrower pursuant to Section 2.1(a).

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

                  "Senior Debt Rating" means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower by each of S&P and Moody's.

                  "Significant Subsidiary" means a Subsidiary of the Borrower which represents more than 10% of the Borrower's assets on a consolidated basis.

                  "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

                  "Syndication Agent" has the meaning specified in the recital of parties to this Credit Agreement.

                  "Taxes" has the meaning set forth in Section 4.4(a).

                  "Total Operating Cash Flows" means the projection done at the end of each fiscal quarter of the next four fiscal quarters of the Borrower's and its Subsidiaries' (other than Unrestricted Subsidiaries) total cash flow available for debt service, as projected consistent with the Borrower's financial reporting procedures.

                  "Trust Preferred Obligations" means any securities issued by a trust or other special purpose entity in connection with the issuance of Junior Subordinated Deferred Interest Debt Obligations that are substantially similar to the 7.125% Trust Preferred Securities issued by Southern Company Capital Trust VI.

                  "Unrestricted Subsidiary" means any Subsidiary of the Borrower all the Indebtedness of which (a) is nonrecourse to the Borrower or any of its Subsidiaries (other than any other Unrestricted Subsidiary), other than with respect to stock or other ownership interest of the Borrower or any of its Subsidiaries in such Subsidiary, and (b) is not secured by any property of the Borrower or any of its Subsidiaries (other than the property of, or stock or other ownership interest in, an Unrestricted Subsidiary).

                  "Unused Fees" has the meaning set forth in Section 3.4(a).

                  "Unused Revolving Loan Commitment" means, for any period from the Closing Date to the final Maturity Date, the amount by which (a) the average aggregate amount of the Commitments for such period exceeds
         (b) the daily average sum for such period of the aggregate principal amount of all Revolving Loans outstanding.

                  "Utilization Fees" has the meaning set forth in Section
         3.4(b).

                  "Utilized Revolving Loan Commitment" means, for any period from the Closing Date to the final Maturity Date, the amount equal to the daily average sum for such period of the aggregate principal amount of all Loans outstanding.

         1.2 Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

         1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(e)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

                                   Section 2

                           LOANS AND LETTERS OF CREDIT

         2.1 Commitment of the Lenders. (a) Extensions of Credit. Subject to the terms and conditions set forth herein, each Lender severally agrees to extend credit to the Borrower, on a revolving basis, in the form of revolving loans to the Borrower (each, a "Revolving Loan" and collectively, the "Revolving Loans") and Letters of Credit, each in Dollars, at any time and from time to time, during the period from the Closing Date until the Maturity Date applicable to the Commitment and Loans of such Lender; provided, however, that (i) the aggregate amount of the Credit Extensions (after giving effect to such extension of credit) outstanding shall not exceed the aggregate amount of the Commitments of the Lenders then in effect; (ii) Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.10; (iii) the aggregate amount of Letters of Credit Outstanding shall not at any time exceed the lesser of (A) $100,000,000 and (B) the aggregate amount of the Commitments of the Lenders then in effect; and (iv) with respect to each individual Lender, the Lender's pro rata share of outstanding Credit Extensions shall not exceed such Lender's Commitment Percentage of the aggregate amount of Commitments then in effect. Within the limits of each Lender's Commitment, the Borrower may borrow, repay and reborrow pursuant to the terms of this Credit Agreement.

         (b) Competitive Bid Loans Subfacility.

                  (i) Competitive Bid Loans. Subject to the terms and conditions set forth herein, the Borrower may, from time to time, during the period from the Closing Date to the relevant Maturity Date, request, in Dollars, and each Lender may, in its sole discretion, agree to make Competitive Bid Loans to the Borrower; provided, however, that (A) the sum of the aggregate amount of Credit Extensions outstanding shall not exceed the aggregate amount of the Commitments then in effect and (B) if a Lender does make a Competitive Bid Loan it shall not reduce such Lender's obligation to make its pro rata share of any Revolving Loan or fund participations in L/C Disbursements.

                  (ii) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request to the Administrative Agent by 10:00 a.m. on a Business Day not less than one nor more than five Business Days prior to the date of the requested Competitive Bid Loan. A Competitive Bid Request must be substantially in the form of Exhibit 2.1(b) and shall specify (A) the date of the requested Competitive Bid Loan (which shall be a Business Day), (B) the aggregate amount of the requested Competitive Bid Loan, (C) the applicable Interest Period or Interest Periods requested, (D) the maturity date for repayment of the requested Competitive Bid Loan (which Maturity Date may not be earlier than the date occurring seven days after the date on which such requested Competitive Bid Loan is to be made and no later than the Maturity Date) and (E) other terms (if any) and must be accompanied by the Competitive Bid Fee. The Administrative Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. The Borrower may not request a Competitive Bid for more than three different Interest Periods per Competitive Bid Request and Competitive Bid Requests may be made no more frequently than four times every calendar month.

                  (iii) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 a.m. on the proposed date of the requested Competitive Bid Loan; provided, however, that should the Administrative -------- ------- Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 15 minutes prior to the time the other Lenders are required to submit their Competitive Bid. A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit multiple Competitive Bids in response to a Competitive Bid Request. Any Competitive Bid must specify (A) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (B) the minimum (which shall be not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Bid Loan or Loans that the Lender is willing to make and (C) the applicable interest rate or rates and Interest Period or Interest Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower and each of the Lenders for its records as soon as practicable.

                  (iv) Acceptance of Competitive Bids. The Borrower may, in its sole discretion, subject only to the provisions of this subsection
         (iv), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Administrative Agent by 11:00 a.m. on the proposed date of the Competitive Bid Loan; provided, however, (A) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (B) to the extent Competitive Bids are for comparable Interest Periods, the Borrower may accept Competitive Bids only in ascending order of rates,
         (C) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (D) of this subsection (iv), then in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (D) of this subsection (iv), the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than noon on the proposed date of such Competitive Bid Loan, notify each bidding Lender whether or not its Competitive Bid has been accepted (and, if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

                  (v) Funding of Competitive Bid Loans. Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Administrative Agent by 2:00 p.m. on the date specified in the Competitive Bid Request by deposit of immediately available funds to the Administrative Agent at the Agent's Account. The Administrative Agent will, upon receipt, make the proceeds of such Competitive Bid Loans available to the Borrower.

                  (vi) Maturity of Competitive Bid Loans. Each Competitive Bid Loan shall mature and be due and payable in full on the Competitive Bid Maturity Date applicable thereto. Unless the Borrower shall give notice to the Administrative Agent otherwise (or repays such Competitive Bid
         Loan), or a Default or Event of Default exists and is continuing, the Borrower shall be deemed to have requested Revolving Loans from all of the Lenders (in the amount of the maturing Competitive Bid Loan and accruing interest at the Base Rate), the proceeds of which will be used to repay such Competitive Bid Loan.

         2.2 Extension of Maturity Date. (a) Not more than 60 days and not less than 30 days prior to each anniversary of the Closing Date (the "Anniversary Date"), the Borrower may request in writing that the Lenders extend each Maturity Date for an additional year (and the Administrative Agent shall promptly give the Lenders notice of any such request); provided, however, that in no event shall any Maturity Date be extended to a date later than the eighth anniversary of the Closing Date. Each Lender shall provide the Administrative Agent, not less than 15 days prior to the then current Anniversary Date, with written notice regarding whether it agrees to extend the Maturity Date of its Commitment. Each decision by a Lender shall be in its sole discretion and failure by a Lender to give timely written notice hereunder shall be deemed a decision by such Lender not to extend the Maturity Date of its Commitment and Loans. If each of the Lenders timely agrees in writing to extend the Maturity Date, then the Maturity Date shall be extended for an additional year pursuant to a duly written amendment of this Credit Agreement executed by the Administrative Agent, on behalf of the Lenders, and the Borrower.

         (b) If Lenders holding more than 50% of the Commitments but less than all of the Commitments timely agree in writing to extend the Maturity Date of their respective Commitments, then the Borrower may either:

                  (i) notify the Administrative Agent in writing that it wishes to (and all Lenders that are not Refusing Lenders (as defined below) shall agree to) extend the Maturity Date applicable to the Commitments and Loans of those Lenders that are not Refusing Lenders; provided that the Maturity Date shall not be extended as to any Refusing Lender; or

                  (ii) acknowledge in writing that the Maturity Date will not be extended.

         (c) In the event that the Borrower elects to extend the Maturity Date pursuant to Section 2.2(b)(i), then the Borrower may, on or before the then current Anniversary Date, request, at its own discretion and its own expense, that any of the Lenders that fail to agree to extend the Maturity Dates of their respective Commitments (each, a "Refusing Lender") (and each Refusing Lender shall be required to transfer and assign upon such request) transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee or Eligible Assignees (which may be one or more existing Lenders if any existing Lender accepts such assignment); provided that (A) such assignment or assignments shall not conflict with any law, rule, regulation or order of any court or other Governmental Authority, (B) the Borrower or such Eligible Assignee or Eligible Assignees shall pay to the Refusing Lenders in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such Refusing Lenders and all other amounts owed to such Refusing Lenders hereunder, as well as any transfer fee owing to the Administrative Agent under Section 11.3(b) and (C) such transfer and assignment must occur on or prior to the then current Anniversary Date.

         (d) If the Maturity Date is extended in accordance with clause (a) or
(b)(i) of this Section 2.2, then the Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than the Refusing Lenders), a Maturity Date extension fee.

         2.3 Method of Borrowing for Revolving Loans. By no later than 11:00 a.m. (a) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to the Administrative Agent setting forth (i) the amount requested, (ii) whether such Revolving Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.

         2.4 Funding of Revolving Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Revolving Loans available to the Administrative Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit in Dollars of immediately available funds to the Administrative Agent at the Agent's Account. The amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.

         No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Revolving Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Revolving Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

         2.5 Continuations and Conversions. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans in Dollars into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable hereto, (c) upon the occurrence of an Event of Default, any Eurodollar Loan then outstanding shall automatically be converted into a Base Rate Loan at the end of the Interest Period then in effect for such Eurodollar Loan, (d) Base Rate Loans may not be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (e) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion, in each case, to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

         2.6 Minimum Amounts. Each request for a Revolving Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Revolving Loan shall be in a minimum of $5,000,000, and (b) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.6, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans. Any Revolving Loan requested shall be in an integral multiple of $1,000,000, unless the request is for all of the remaining amount of the Commitments available to be borrowed.

         2.7 Reductions of Revolving Loan Commitment. Upon at least three Business Days' prior written notice to the Administrative Agent (which notice shall be promptly transmitted by the Administrative Agent to each Lender), the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments, at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount, and
(b) no reduction shall be made which would reduce the aggregate amount of the Commitments to an amount less than the then outstanding Credit Extensions. Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated except as permitted by Section 2.9.

         2.8 Notes. (a) Revolving Loan Notes. The Revolving Loans made by the Lenders shall be evidenced by a promissory note of the Borrower payable to each Lender in substantially the form of Exhibit 2.8(a) (the "Revolving Loan Notes") and shall be delivered by the Borrower on the Closing Date and when a new Lender becomes a party hereto in accordance with Section 11.3(b).

         (b) Competitive Bid Loan Notes. The Competitive Bid Loans, if and when made by a Lender, shall be evidenced by a promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.8(b) (the "Competitive Bid Loan Notes") and shall be delivered by the Borrower to such Lender on or before the date a Competitive Bid Loan is made.

         The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

         2.9 Increases in Revolving Loan Commitment. Prior to the latest applicable Maturity Date and upon at least 45 days' prior written notice to the Administrative Agent (which notice shall be promptly transmitted by the Administrative Agent to each Lender), the Borrower shall have the right, once during the term of this Credit Agreement and subject to the terms and conditions set forth below, to increase the aggregate amount of the Commitments; provided that (a) no Default or Event of Default shall exist at the time of the request or the proposed increase in the Commitments, (b) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (c) the Commitments shall not be increased by an amount greater than $100,000,000 without the prior written consent of the Required Lenders, (d) no individual Lender's Commitment may be increased without such Lender's written consent, (e) the Borrower shall execute and deliver such Revolving Loan Note(s) as are necessary to reflect the increase in the Commitments, (f) Schedule 1.1(b) shall be amended to reflect the revised Commitments and revised Commitment Percentages of the Lenders and (g) if any Revolving Loans are outstanding at the time of an increase in the Commitments, the Borrower will prepay (provided that any such prepayment shall be subject to Section 4.3) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Commitments each Lender will hold its pro rata share (based on its share of the revised Commitments) of outstanding Revolving Loans.

         Any such increase in the aggregate amount of the Commitments shall apply to (x) the Commitment of one or more existing Lenders requested by the Borrower to participate in such increase that accepts such request in the Lender's sole discretion; provided that if more than one Lender wishes to participate, then such increase shall be allocated pro rata among such Lenders and any Eligible Assignee referred to in (y) below (based on the amount that each such Lender was willing to increase its Commitment) and/or (y) the creation of a new Commitment by one or more institutions that is not an existing Lender; provided that any such institution (A) must be an Eligible Assignee, (B) must be acceptable to the Administrative Agent, (C) must have a Commitment of at least $10,000,000 and (D) must become a Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Administrative Agent.

         2.10 Letters of Credit. (a) Upon the terms and subject to the conditions herein set forth, the Borrower may request, in the form of a Letter of Credit Request, the Issuing Bank, at any time and from time to time after the date hereof, to issue, and the Issuing Bank shall issue, for the account of the Borrower one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letters of Credit Outstanding shall exceed the lesser of (A) $100,000,000 and (B) the aggregate amount of the Commitments of the Lenders then in effect or (ii) the aggregate Credit Extensions (after giving effect to the issuance of such Letter of Credit) would exceed the aggregate amount of Commitments then in effect; and provided further that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met.

         (b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the latest applicable Maturity Date.

         (c) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank will make payment thereunder (which payment shall not be made until at least two Business Days after such notice from the Issuing Bank to the Borrower); provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

         (d) Any L/C Disbursement shall be reimbursed by the Borrower in Dollars on the next Business Day of any such payment thereof by the Issuing Bank by paying to the Administrative Agent an amount equal to such drawing not later than 3:00 p.m., New York time, on such date; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan; provided that if the Borrower fails to reimburse such Issuing Bank when due pursuant to this paragraph (d), then (i) Section 2.10(f) shall apply and
(ii) interest shall accrue on the unpaid amount of the L/C Disbursement, from the date of such disbursement to but excluding the date the Borrower reimburses the Issuing Bank, at the rate per annum then applicable to Base Rate Loans, and such interest accrued shall be for the account of the Issuing Bank; provided further that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

         (e) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Credit Agreement and the other Credit Documents with respect thereto. Upon any change in the Commitments pursuant to Sections 2.2, 2.7, 2.9 or 11.3 or any termination of the Commitment of any Refusing Lender on any Maturity Date occurring prior to the latest Maturity Date applicable to the Loans pursuant to
Section 2.2, it is hereby agreed that with respect to all Letters of Credit Outstanding, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment of the assigning and assignee Lenders or the termination of the Commitment of any Refusing Lender on the Maturity Date applicable to such Refusing Lender. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

         (f) In the event that the Issuing Bank makes any L/C Disbursement and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.10(d), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender's Commitment Percentage of such unreimbursed payment in Dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 a.m., New York time, on any Business Day, each such Lender shall make available to the Issuing Bank such Lender's Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the Federal Funds Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Section 2.1 or
Section 2.6, or the occurrence of the applicable Maturity Date. The failure of any Lender to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

         (g) Whenever the Borrower desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the Issuing Bank and the Administrative Agent at least two Business Days' prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof.

         (h) The obligations of the Borrower to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or (v) the fact that any Event of Default shall have occurred and be continuing.

         (i) If any Letters of Credit shall remain outstanding and partially or wholly undrawn on any Maturity Date applicable to the Commitments and Loans of any Refusing Lender, the Borrower shall immediately Cash Collateralize an amount equal to such Refusing Lender's Commitment Percentage of the amount of Letters of Credit Outstanding on such Maturity Date. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all cash, deposit accounts and all balances therein and all proceeds of the foregoing which form part of the Cash Collateral. Cash Collateral shall be maintained in a blocked, non-interest bearing deposit account of the Administrative Agent (the "L/C Cash Deposit Account"). Amounts deposited into the L/C Cash Deposit Account pursuant to this Section 2.10(i) shall be made available to the Issuing Bank to the extent such Refusing Lender would have been required to make such amount available to the Issuing Bank in accordance with Section 2.10(f) if the Commitments of such Refusing Lender had not terminated on the relevant Maturity Date. After all relevant Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower thereunder shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrower.

                                   Section 3

                                    PAYMENTS

         3.1 Interest.

         (a) Interest Rate.

                  (i) Each Base Rate Loan shall accrue interest at the Base Rate applicable to such Base Rate Loan.

                  (ii) Each Eurodollar Loan shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

                  (iii) Each Competitive Bid Loan shall accrue interest at the applicable Competitive Bid Rate with respect to such Competitive Bid Loan.

         (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then a rate per annum equal to the rate for Revolving Loans that are Base Rate Loans plus 2% per annum).

         (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each applicable Interest Payment Date.

         3.2 Prepayments.

         (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on two Business Days' prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (iii) Competitive Bid Loans may not be prepaid unless a breakage fee equal to the actual amount of damages suffered by the Lender whose Competitive Bid Loan is prepaid is paid to such Lender. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities, and then to Competitive Bid Loans pro rata among all Lenders holding same.

         (b) Mandatory Prepayments.

                  (i) If at any time the amount of Revolving Loans outstanding plus the aggregate amount of Competitive Bid Loans outstanding plus the aggregate amount of Letters of Credit Outstanding exceeds the aggregate amount of the Commitments of the Lenders then in effect, the Borrower shall immediately make a principal payment to the Administrative Agent in the manner and in an amount such that the sum of the aggregate amount of Revolving Loans outstanding plus Competitive Bid Loans outstanding plus the aggregate amount of Letters of Credit Outstanding is less than or equal to the aggregate amount of the Commitments of the Lenders then in effect.

                  (ii) Any prepayments made under this Section 3.2(b) shall be subject to Section 4.3 and shall be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities, and then to Competitive Bid Loans pro rata among all Lenders holding same.

         3.3 Payment in Full at Maturity.

         On each Maturity Date, the entire outstanding principal amount owing under the Credit Documents, together with accrued but unpaid interest and all other sums owing under the Credit Documents, shall be due and payable in full to the relevant Lenders, unless accelerated sooner pursuant to Section 9.2.

         3.4 Fees.

         (a) Unused Fees.

                  (i) In consideration of the Commitment being made available by each Lender hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender, a per annum fee equal to the Applicable Percentage for Unused Fees multiplied by the Unused Revolving Loan Commitment (the "Unused Fees").

                  (ii) The accrued Unused Fees shall be due and payable in arrears fifteen days after the end of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date, as well as on each Maturity Date.

         (b) Utilization Fees.

                  (i) If on any day the aggregate outstanding principal amount of all Revolving Loans and Competitive Bid Loans exceeds the product of
         (A) 50% times (B) the aggregate amount of Commitments then in effect, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender, a per annum fee equal to the Applicable Percentage for Utilization Fees multiplied by the Utilized Revolving Loan Commitment (the "Utilization Fees").

                  (ii) The accrued Utilization Fees shall be due and payable in arrears 15 days after the end of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date, as well as on each Maturity Date.

         (c) Letter of Credit Fees.

                  (i) The Borrower shall pay to the Administrative Agent, for the pro rata benefit of each Lender, in arrears 15 days after the end of each fiscal quarter and on each Maturity Date, a fee (each, a "Letter of Credit Fee") equal to the average face amount of the Letters of Credit Outstanding during such quarter times the then Applicable Percentage for Eurodollar Loans on or before each Maturity Date. Upon the occurrence and during the continuance of an Event of Default, the amount of any Letter of Credit Fees payable by the Borrower pursuant to this Section 3.4(c)(i) shall be increased by 2% per annum.

                  (ii) The Borrower shall pay to the Issuing Bank, for its own account, and in addition to all Letter of Credit Fees otherwise provided for hereunder, (A) a fee in an amount equal to 0.125% per annum of the average face amount of any Letters of Credit Outstanding during each fiscal quarter, which shall be due and payable in arrears 15 days after the end of such quarter and on each Maturity Date, and
         (B) such fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are agreed upon between the Borrower and the Issuing Bank.

         (d) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fee as agreed to between the Borrower and the Administrative Agent in the Engagement Letter.

         3.5 Place and Manner of Payments. All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made unconditionally and without deduction for any counterclaim, defense, recoupment or setoff. All such payments shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Administrative Agent at its offices in New York, New York. The Administrative Agent will distribute such payments made to the Lenders on the date of receipt if such payment is received prior to 2:00 p.m.; otherwise, the Administrative Agent will distribute such payments to the Lenders, and such payment will be credited to the Borrower, on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans (or interest payable with respect thereto), if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

         3.6 Pro Rata Treatment. Except to the extent otherwise provided herein, all Revolving Loans, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment with respect to a Letter of Credit, each payment of Unused Fees, each payment of Utilization Fees, each payment of Letters of Credit Fees, each reduction of the Commitments, and each conversion or continuation of any Revolving Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan or L/C Disbursement and such amount was made available to the Borrower pursuant to Section 2.4 or 2.10, as applicable, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Administrative Agent until the share of such Revolving Loan not funded by such Lender has been repaid; provided further that, in the event that any amount paid to any Lender pursuant to this
Section 3.6 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such payment at a rate per annum equal to the Federal Funds Rate.

         3.7 Computations of Interest and Fees. (a) Except for Base Rate Loans, on which interest shall be computed on the basis of a 365- or 366-day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

         (b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

         3.8 Sharing of Payments. Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan or L/C Disbursement owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans or L/C Disbursements, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored, together with its pro rata share of any interest required to be paid by the Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

                                   Section 4

                      ADDITIONAL PROVISIONS REGARDING LOANS

         4.1 Eurodollar Loans. (a) Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

         (b) Change in Legality. Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

                  (A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

                  (B) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

                  In the event any Lender shall exercise its rights under clause
         (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

         (c) Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

         Each determination and calculation made by a Lender under this Section
4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

         4.2 Capital Adequacy. If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

         4.3 Compensation. The Borrower shall compensate each Lender, within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans) which such Lender may sustain:

         (a) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing, continuation or conversion of any Eurodollar Loan or Competitive Bid Loan does not occur on a date specified therefor in a Notice of Borrowing, Competitive Bid Request or Notice of
Continuation/Conversion, as the case may be;

         (b) if any prepayment, repayment, continuation or conversion of any Eurodollar Loan or Competitive Bid Loan occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4);

         (c) if the Borrower fails to repay any Eurodollar Loan or Competitive Bid Loans when required by the terms of this Credit Agreement; or

         (d) if the Borrower elects to cause a mandatory assignment of such Lender's Commitment pursuant to Section 4.5.

         Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate (or at the margin set forth in the applicable Competitive Bid) in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3. Each determination and calculation hereunder shall be in good faith and shall be conclusive absent manifest error.

         4.4 Taxes. (a) Tax Liabilities Imposed on a Lender. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority.

         (b) Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement (collectively, the "Other Taxes").

         (c) Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a "Refund") from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this
Section 4.4, it shall promptly notify the Borrower in writing of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower make a claim to such Governmental Authority for such Refund at the Borrower's expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

         If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this
Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary) or to alter its tax accounting practices.

         (d) Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN of the United States Internal Revenue Service, or a successor applicable form, entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes or (2) Form W-8ECI of the United States Internal Revenue Service, or an applicable successor form, relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and, if applicable, (B) an Internal Revenue Service Form W-8 or W-9 entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Administrative Agent, each Lender that has not provided the forms or other documents as provided above, on the basis of being a United States person, shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a "United States person." If and for any period during which the provisions of this Section 4.4(d) are not satisfied by or with respect to any such Lender, no provision of this Credit Agreement shall require the Borrower to indemnify with respect to any resulting withholding of United States taxes imposed on or with respect to such Lender as a result of such noncompliance for the periods to which such noncompliance relates, unless such noncompliance is directly attributable to a change in a law, rule or regulation issued by a Governmental Authority which results in the inability of such Lender to provide such form. Each such Lender shall indemnify and hold harmless (on an after-tax basis) the Borrower against any claim for United States withholding taxes which the Borrower fails to withhold on payments to such Lender as a direct result of the invalidity of any form provided to the Borrower by such Lender pursuant to this Section 4.4(d).

         4.5 Mitigation; Mandatory Assignment. The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through
4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event that (a) a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4 or
(b) a Lender is a Defaulting Lender, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b) and any expense pursuant to this
Section 4.5) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4. In the event that, after ten Business Days of receiving written notice from the Borrower requiring any Lender to make such an assignment pursuant to this Section 4.5, such Lender fails to execute the agreements required under Section 11.3(b) in connection with such an assignment, then upon one Business Day's prior written notice from the Borrower to such Lender (with a copy furnished to the Administrative Agent), such agreements shall be deemed to have been executed by such Lender.

                                   Section 5

                              CONDITIONS PRECEDENT

         5.1 Closing Conditions. The obligation of each Lender to enter into this Credit Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date (in form and substance acceptable to the Lenders):

         (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of (i) this Credit Agreement and (ii) the Revolving Loan Notes.

         (b) Officer's Certificate. Receipt by the Administrative Agent of a certificate of an officer of the Borrower stating that, as of the Closing Date,
(i) there exists no Default or Event of Default, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (iii) the Borrower is in compliance with the financial covenant set forth in Section 7.11, as demonstrated by the covenant calculations on a schedule attached thereto.

         (c) Opinions of Counsel. Receipt by the Administrative Agent of the following:

                  (i) an opinion, or opinions, satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders from legal counsel to the Borrower; and

                  (ii) an opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

         (d) Corporate Documents. Receipt by the Administrative Agent of the following:

                  (i) Charter Documents. A certificate of an officer of the Borrower that there have been no amendments or documents granted by the office of the Secretary of State of the State of Delaware affecting the Certificate of Incorporation of the Borrower issued by the Secretary of State of the State of Delaware on January 8, 2001.

                  (ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

                  (iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

                  (iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of its incorporation and each other jurisdiction in which the failure to pay such franchise taxes would have a Material Adverse Effect.

                  (v) Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

         (e) Financial Statements. Receipt by the Lenders of the consolidated audited financial statements of the Borrower dated as of December 31, 2004, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized standing and prepared in accordance with GAAP.

         (f) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders, the Arrangers and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees agreed to between the Borrower and the Administrative Agent set forth in the Engagement Letter and payment to each of the Arrangers of the fees agreed to between the Borrower and each Arranger set forth in the respective fee letter between such Arranger and the Borrower.

         (g) Material Adverse Effect. No event or condition shall have occurred since the date of the financial statements delivered pursuant to Section 5.1(e) above that has had or would be likely to have a Material Adverse Effect.

         (h) Existing Credit Agreement. Receipt by the Administrative Agent of evidence that all obligations under the Existing Credit Agreement have been paid in full and all commitments thereunder terminated.

         (i) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a).

         (j) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

         5.2 Conditions to Extensions of Credit. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loans, issue any Letters of Credit or extend any Maturity Date hereunder unless:

         (a) Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing, Letter of Credit Request, Competitive Bid Request or written request to extend any Maturity Date, as applicable, in conformance with all the terms and conditions of this Credit Agreement;

         (b) Representations and Warranties. The representations and warranties made by the Borrower in the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of each Loan, issuance of each Letter of Credit or each extension of any Maturity Date, and after giving effect to such Loan, Letter of Credit or extension, as applicable, and, with respect to each Loan, to the application of the proceeds therefrom; provided that the representations made pursuant to Sections 6.6, 6.8 and 6.9 shall only be made on the Closing Date and on the date of any extension of any Maturity Date; and

         (c) No Default. On the date of the funding of each Loan, issuance of each Letter of Credit or each extension of any Maturity Date, as applicable, no Default or Event of Default has occurred and is continuing or would be caused by making the requested Loans, including, without limitation, with respect to each Loan, the restrictions on (i) the amount of Credit Extensions that may be outstanding as set forth in Sections 2.1(a) and 2.1(b) and (ii) the use of proceeds set forth in Section 7.9.

         The delivery of each Notice of Borrowing, Letter of Credit Request or Competitive Bid Request, as applicable, shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

                                   Section 6

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to each Lender that:

         6.1 Organization and Good Standing. Each of the Borrower and each Significant Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation,
(b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

         6.2 Due Authorization. The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action to, execute, deliver and perform this Credit Agreement and the other Credit Documents.

         6.3 No Conflicts. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its certificate or articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law (including without limitation, PUHCA), regulation (including without limitation, Regulation D, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

         6.4 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained.

         6.5 Enforceable Obligations. This Credit Agreement and the other Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

         6.6 Financial Condition. The financial statements provided to the Lenders as described in Section 5.1(e): (a) fairly present the financial condition and operations of the Borrower as of the date thereof and (b) were prepared in accordance with GAAP. Since the date of such financial statements, there has been no change that has, or would be reasonably likely to have, a Material Adverse Effect.

         6.7 No Default. No Default or Event of Default presently exists.

         6.8 Indebtedness and Off-Balance Sheet Indebtedness. As of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness except as disclosed in the financial statements referenced in Section 5.1(e) and as otherwise incurred in the ordinary course. Set forth on the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004 and the Borrower's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 is a specific description of all material Off-Balance Sheet Indebtedness of the Borrower and its Subsidiaries as of the periods covered thereby.

         6.9 Litigation. Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004, in the Borrower's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and in any Current Report on Form 8-K filed by the Borrower between December 31, 2004 and the Closing Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Significant Subsidiary, in which there is a reasonable possibility of an adverse decision which has had or would be reasonably expected to have a Material Adverse Effect.

         6.10 Material Agreements. The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default has had or would be reasonably expected to have a Material Adverse Effect.

         6.11 Taxes. The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) which are not yet delinquent or
(b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it.

         6.12 ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) no Plan has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, planned to terminate any Plan;
(d) neither the Borrower, nor any member of a Controlled Group, nor any duly appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA applicable thereto.

         6.13 Compliance with Law. The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

         6.14 Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder
(a) will be used solely for the purposes specified in Section 7.9 and (b) will not be used in a manner that would cause a violation of Regulation U or Regulation X.

         6.15 Government Regulation. The Borrower is a Subsidiary of a registered "holding company" within the meaning of that term under PUHCA. Any issuance of the Notes by the Borrower hereunder, the incurrence of the indebtedness contemplated by this Credit Agreement and the borrowing, repayment and reborrowing of Loans hereunder is permitted by PUHCA and requires no authorization or approval of any Governmental Authority other than such authorizations and approvals that already have been obtained. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

         6.16 Solvency. The Borrower is solvent. For purposes of the preceding sentence, "solvent" means (a) the fair saleable value (on a going concern basis) of the Borrower's assets exceed its liabilities, contingent or otherwise, fairly valued, (b) the Borrower will be able to pay its debts as they become due and
(c) upon paying its debts as they become due, the Borrower will be left with reasonably sufficient capital to satisfy all of its current and reasonably anticipated obligations.

                                    Section 7

                              AFFIRMATIVE COVENANTS

         The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and L/C Disbursements, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

         7.1 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:

         (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal year, together with related statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to going concern.

         (b) Quarterly Financial Statements. As soon as available, and in any event within 55 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with related statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

         (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower, substantially in the form of
Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.11 by calculation thereof as of the end of each such fiscal period, (ii) providing Contracted Operating Cash Flows and Total Operating Cash Flows, each as of the end of such fiscal quarter, and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

         (d) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders; provided that the Borrower shall not be required to send copies of its filings pursuant to PUHCA so long as the Borrower provides the Administrative Agent with a list of such filings on a quarterly basis.

         (e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by the Borrower of potential liability or responsibility for, violation or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect, or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

         (f) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request.

         7.2 Preservation of Existence and Franchises. The Borrower will, except as permitted by Section 8.2, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

         7.3 Books and Records. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

         7.4 Compliance with Law. The Borrower will comply with all laws, rules, regulations and orders, and all restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect, such compliance to include, without limitation, ERISA and Environmental Laws.

         7.5 Payment of Taxes. The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

         7.6 Insurance. The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

         7.7 Performance of Obligations. The Borrower will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other material debt instruments to which it is a party or by which it is bound.

         7.8 ERISA. The Borrower and each ERISA Affiliate will (a) at all times make prompt payment of all contributions (i) required under all Pension Plans and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each Plan; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any ERISA Affiliate to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effect.

         7.9 Use of Proceeds. The proceeds of the Loans may be used solely (a) to provide credit support for the Borrower's commercial paper program or tax-exempt financings, (b) for working capital for the Borrower and (c) for other general corporate purposes, including, without limitation, acquisitions.

         7.10 Audits/Inspections. Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers, to visit and inspect the Borrower's property, including its books and records, its accounts receivable and inventory, the Borrower's facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

         7.11 Indebtedness to Capitalization. The ratio of (a) Indebtedness of the Borrower to (b) Capitalization shall at all times be less than or equal to ..65 to 1.0.

                                   Section 8

                               NEGATIVE COVENANTS

         The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and L/C Disbursements, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

         8.1 Nature of Business. The Borrower will not alter the character of its business from that conducted as of the Closing Date.

         8.2 Consolidation and Merger. The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.2, the following actions may be taken if after giving effect thereto no Default or Event of Default exists:

         (a) a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving corporation; and

         (b) the Borrower may merge or consolidate with any other Person (other than one of its Subsidiaries) if either (i) the Borrower shall be the continuing or surviving corporation or (ii) the Borrower shall not be the continuing or surviving corporation and the corporation so continuing or surviving (A) is a corporation organized and duly existing under the law of any state of the United States, (B) has (1) a long-term, senior, unsecured, non-credit enhanced debt rating of BBB- or better from S&P and Baa3 or better from Moody's or (2) a commercial paper rating of A-2 or better from S&P and P-2 or better from Moody's and (C) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; provided that prior to any such merger or consolidation, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such merger or consolidation on a pro forma basis, the Borrower will be in compliance with Section 7.11.

         8.3 Sale or Lease of Assets. The Borrower will not convey, sell, lease, transfer or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired, except as permitted pursuant to Section 8.2.

         8.4 Transactions with Affiliates. Except as otherwise required by law, the Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

         8.5 Fiscal Year. The Borrower will not change its fiscal year (a) without prior written notification to the Lenders and (b) if such change would materially affect the Lenders' ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.11.

         8.6 Liens. The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness unless the Loans hereunder are equally and ratably secured with such other Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),
(d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds (unless such Lien is in connection with a judgment that has caused an Event of Default pursuant to Section 9.1(g)), (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto, (k) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower in accordance with Section 8.2, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity), (l) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets), (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) and (n) Liens on property, in addition to those otherwise permitted by clauses (a) through (m) above, securing, directly or indirectly, Indebtedness which does not exceed, in the aggregate at any one time outstanding, ten percent (10%) of Net Tangible Assets.

         8.7 Minimum Contract Maintenance Covenant. The Borrower will not declare or pay any dividends or make any other distributions (except dividends payable or distributions made in shares of its common stock and dividends payable in cash in cases where, concurrently with the payment of the dividend, an amount in cash equal to the dividend is received by the Borrower as a capital contribution or as the proceeds of the issue and sale of shares of its common stock) on its common stock, or purchase or permit any of its Subsidiaries to purchase any shares of its common stock or make any payment on Affiliate Subordinated Indebtedness, unless (i) the percentage derived from dividing Contracted Operating Cash Flows by Total Operating Cash Flows is at least 80%, or (ii) the ratio of Indebtedness of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) to Capitalization of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) is .60 to 1.0.

                                   Section 9

                                EVENTS OF DEFAULT

         9.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each, an "Event of Default"):

         (a) Payment. The Borrower shall:

                  (i) default in the payment when due of any principal of any of the Loans; or

                  (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

         (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

         (c) Covenants. The Borrower shall:

                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.4, 7.9, 7.11 or
         8.1 through 8.7, inclusive; or

                  (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(a), (b), (c) or
         (e) and such default shall continue unremedied for a period of ten Business Days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent; or

                  (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Borrower becoming aware of such default and written notice thereof given by the Administrative Agent.

(d) Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, Etc. The occurrence of any of the following with respect to the Borrower or a Significant Subsidiary: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Significant Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Significant Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements. With respect to any Indebtedness (other than the Indebtedness under this Credit Agreement) of the Borrower or a Significant Subsidiary in an aggregate principal amount in excess of $100,000,000, (i) the Borrower or such Significant Subsidiary shall (A) default in any payment (interest or principal) (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and remains unpaid.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Significant Subsidiary involving any liabilities of $100,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier that has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 30 days.

(h) ERISA. (i) The Borrower, or any member of the Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans which in the aggregate have unfunded liabilities in excess of $100,000,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or
         (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of $100,000,000.

(i)      Change of Control. The occurrence of any Change of Control.

9.2 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders, if required by Section 11.6) or cured to the satisfaction of the Required Lenders (or the Lenders, if required by Section 11.6), the Administrative Agent may, with the consent of the Required Lenders or, in the case of clause (ii) or (iv), the Required Lenders or the Issuing Bank, and shall, upon the request and direction of the Required Lenders or, in the case of clause (ii) or (iv), the Required Lenders or the Issuing Bank, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Letters of Credit. Declare the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate.

(iii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iv) Cash Collateral. Require that the Borrower Cash Collateralize the Letters of Credit in an amount equal to the Letters of Credit Outstanding.

(v) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of setoff.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and the obligation of the Issuing Bank to issue Letters of Credit shall automatically terminate, and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Administrative Agent hereunder shall immediately become due and payable, in each case, without the giving of any notice or other action by the Administrative Agent, the Issuing Bank or the Lenders, and the obligation of the Borrower to Cash Collateralize the Letters of Credit pursuant to Section 9.2(iv) shall automatically become effective.

                  Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, the Issuing Bank and each Lender have, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3 Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Credit Agreement, after the exercise of any remedies by the Administrative Agent or the Lenders pursuant to Section 9.2 (or after the Commitments shall automatically terminate, the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section and the Letters of Credit Outstanding shall automatically be required to be Cash Collateralized as set forth in Section 9.2), all amounts collected or received by the Administrative Agent, the Issuing Bank or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

                  FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent, the Issuing Bank or any of the Lenders in connection with enforcing the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Credit Documents and any protective advances made by the Administrative Agent, the Issuing Bank or any of the Lenders, pro rata as set forth below;

                  SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Bank or any Lender, pro rata as set forth below;

                  THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

                  FOURTH, to the payment of the outstanding principal amount of the Loans and all other obligations which shall have become due and payable under the Credit Documents;

                  FIFTH, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize the Letters of Credit Outstanding comprised of the aggregate undrawn amount of all outstanding Letters of Credit; and

                  SIXTH, the payment of the surplus, if any, after all of the Borrower Obligations have been indefeasibly paid in full to whomever may be lawfully entitled to receive such surplus.

Subject to Section 2.10(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in accordance with clause Sixth above.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.

Section 10

                                AGENCY PROVISIONS

10.1 Appointment. Each Lender hereby designates and appoints Citibank as Administrative Agent and BTM as Issuing Bank to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Agents, as an agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agents. The provisions of this Section 10.1 are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Notwithstanding anything herein or in any of the Credit Documents to the contrary, no Lender that is listed as a "Co-Documentation Agent", a "Co-Managing Agent" or a "Co-Agent" (if any) herein shall have any functions, duties, obligations, responsibilities or liabilities, or serve in any capacity, hereunder or under any of the Credit Documents except as a Lender in accordance with the terms of the Credit Documents. The Administrative Agent shall, upon receipt thereof from the Borrower, promptly deliver to the Lenders copies of the financial statements received pursuant to Section 7.1.

10.2 Delegation of Duties. An Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. No Agent-Related Person shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or
(b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent-Related Person under or in connection herewith, or in connection with, the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent-Related Person to the Lenders or by or on behalf of the Borrower to an Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders.

10.4 Reliance on Communications. An Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by such Agent with reasonable care). An Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.3(b). The Agents shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents, in accordance with a request of the Required Lenders (or, to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents, any other Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents, any other Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for (i) delivery of the Credit Documents, (ii) delivery of all financial statements received by the Administrative Agent pursuant to Section 7.1(a) and 7.1(b),
(iii) delivery of all notices received by the Administrative Agent pursuant to Sections 7.1(e) and 7.8 and (iv) delivery of notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of an Agent-Related Person.

10.7 Indemnification. Each Lender agrees to indemnify each Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender's Commitment in effect on the date on which indemnification is sought under this section (or if indemnification is sought after the date on which the Commitments shall have terminated and the Loans shall have been paid in full, according to such Lender's Commitment in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Borrower Obligations) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent-Related Person. If any indemnity furnished to an Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this
Section 10.7 shall survive the payment of the Borrower Obligations and all other amounts payable hereunder and under the other Credit Documents.

10.8 Each Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder. With respect to the Loans made and all Borrower Obligations owing to it, each Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Affiliates to the extent such information was obtained or received in any capacity other than as such Agent.

10.9 Successor Administrative Agent. The Administrative Agent may, at any time, resign upon 30 days' written notice to the Borrower and the Lenders. Upon any such resignation, the Required Lenders, with the written consent of the Borrower, shall have the right to appoint a successor to the resigning Administrative Agent. If no successor Administrative Agent shall have been so duly appointed, and/or such successor agent shall not have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent, with the written consent of the Borrower, provided such successor is a Lender hereunder or a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been appointed within the time frame set forth above, then the Lenders shall perform all the obligations of the resigning Administrative Agent until the time a successor has been appointed by the Required Lenders, with the written consent of the Borrower, as set forth above and has accepted such appointment. Upon the acceptance of the appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Credit Agreement and the other Credit Documents, and the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

10.10 Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.4 and 11.5 allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11

                                  MISCELLANEOUS

11.1 Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All written notices and all other communications expressly permitted hereunder to be given by telephone shall be made to the applicable address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent or the Lenders pursuant to Section 2 shall not be effective until actually received by the Administrative Agent or the Lenders, as the case may be. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose except as deemed reasonable and appropriate by the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such setoff shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Participation Purchaser may exercise all rights of setoff with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3 Benefit of Agreement. (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section,
(ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participation Purchasers to the extent provided in subsection (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) any assignment of a Commitment must be approved by each Issuing Bank (which approval shall not be unreasonably withheld); and (v) except as provided in Section 4.5 solely with respect to an assigning Lender, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1 through 4.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participation Purchaser") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in clauses (a) through (g) of Section 11.6 that directly affects such Participation Purchaser. Subject to subsection (e) of this Section, the Borrower agrees that each Participation Purchaser shall be entitled to the benefits of Sections 4.1 through 4.4 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participation Purchaser agrees to be subject to Section 3.8 as though it were a Lender.

(e) A Participation Purchaser shall not be entitled to receive any greater payment under Section 4.2 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participation Purchaser, unless the sale of the participation to such Participation Purchaser is made with the Borrower's prior written consent. A Participation Purchaser that would be a "foreign corporation, partnership or trust" within the meaning of the Code if it were a Lender shall not be entitled to the benefits of Section
4.4 unless the Borrower is notified of the participation sold to such Participation Purchaser and such Participation Purchaser agrees, for the benefit of the Borrower, to comply with Section 4.4(d) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose-funding vehicle managed or sponsored by the Granting Lender or an Affiliate thereof (an "SPC") the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6, (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) each Granting Lender's obligations under this Credit Agreement shall remain unchanged. Each party hereto agrees that no SPC will be entitled to any rights or benefits except as expressly set forth in this subsection (g). The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection
(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.3,
(i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

11.4 No Waiver; Remedies Cumulative. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and an Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which an Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Payment of Expenses, Etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of (A) each Agent-Related Person in connection with the administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Shearman & Sterling LLP, special counsel to the Administrative Agent) and any amendment, waiver, consent or assignment relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (B) the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders); and (ii) indemnify each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, representatives and attorneys-in-fact from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be responsible for any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified; and provided further that in no event shall the Borrower have any liability with respect to the settlement or compromise of any claim or proceeding effected without its prior written consent. The agreements in this
Section 11.5 shall survive the repayment of the Borrower Obligations and the termination of the Commitments.

11.6 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby,

(a) extend any Maturity Date;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or reduce the amount or extend the time of payment of fees owing hereunder;

(c) reduce or waive or extend the time of payment of the principal amount of any Loan;

(d) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 5.2, 9.1(a), 11.2, 11.3 or 11.5; or

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

                  Notwithstanding the above, no provision of Section 10 may be amended or modified without the written consent of the Administrative Agent.

                  Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

11.7 Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Defaulting Lender. Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that (a) any Defaulting Lender shall be entitled to vote on any matters set forth in clause
(d) of Section 11.6 (or the amendment of such clause) or any amendment or modification to this Section 11.9 and (b) all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

11.10 Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

11.11 Governing Law. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE PARTIES HERETO CONSENT TO SUCH GOVERNANCE, CONSTRUCTION AND INTERPRETATION UNDER THE LAWS OF THE STATE OF NEW YORK.

11.12 Waiver of Jury Trial; Waiver of Consequential Damages. (a) EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

                  (b) The Borrower agrees that the Administrative Agent, any Lender, any of their Affiliates and their respective officers, directors, employees, representatives, agents and attorneys-in-fact (each, an "Indemnified Party") shall not have any liability for any indirect or consequential damages arising out of, related to or in connection with the Credit Documents except to the extent such damages were caused by reason of gross negligence or willful misconduct on the part of such Indemnified Party.

11.13 Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

11.14 Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.15 Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16 Confidentiality. Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under
Section 7.10 to keep confidential any non-public information from time to time supplied to it under or in connection with any Credit Document including, without limitation, any such information furnished to a Lender prior to or in connection with its entry into any Credit Document (the "Information"); provided, however, that nothing herein shall affect the disclosure of any such Information to (a) the extent such Lender in good faith believes such disclosure is required by statute, rule, regulation or judicial process, (b) the extent requested by any regulatory authority having jurisdiction over such Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners) which has been notified of the confidential nature of such Information, (c) counsel for such Lender or to its accountants, (d) bank examiners or auditors or comparable Persons, (e) any Affiliate of such Lender,
(f) (i) any other Lender, (ii) any assignee, transferee or participant or (iii) any potential assignee, transferee or participant of all or any portion of any Lender's rights under this Credit Agreement, in each case, who is notified of the confidential nature of the Information and agrees to be bound by this provision or provisions reasonably comparable hereto or (g) any other Person in connection with any litigation to which any one or more of the Lenders is a party; and provided further that no Lender shall have any obligation under this
Section 11.16 to the extent any such Information becomes available on a non-confidential basis from a source other than the Borrower or its Subsidiaries or that any Information becomes publicly available other than by a breach of this Section 11.16. Each Lender agrees it will use all confidential Information exclusively for the purpose of evaluating, monitoring, selling, protecting or enforcing its Loans and other rights under the Credit Documents.

11.17 Binding Effect. (a) This Credit Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Agents, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Agents, together with their respective successors and assigns. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the indemnified parties hereunder) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that, should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or pursuant to court order, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned, and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.18 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.19 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any of the other Credit Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any of the other Credit Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or any of the other Credit Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                            [Signature pages follow.]

         Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

                    SOUTHERN POWER COMPANY,
                              as Borrower


                              By:      /s/ Michael W. Southern
                                  ------------------------------------
                                  Name: Michael W. Southern

                   Title:   Senior Vice President and Chief Financial Officer

                           CITIBANK, N.A.,
                            as Administrative Agent


                    By:      /s/ Judith Green
                        ----------------------------------------
                    Name:    Judith Green

               Title: Vice President

                                      THE BANK OF TOKYO-MITSUBISHI, LTD.,

                                      NEW YORK BRANCH,
                                      as Issuing Bank

                                      By:      /s/ Linda Tam

                                      Name:    Linda Tam

                           Title: Authorized Signatory

                        CITIBANK, N.A.,
                        as Lender


                        By:      /s/ Judith Green
                            ----------------------------------------
                        Name:    Judith Green

                           Title: Vice President

                        THE BANK OF TOKYO-MITSUBISHI, LTD.,

                        NEW YORK BRANCH,
                        as Lender

                        By:      /s/ Linda Tam

                               Name:    Linda Tam

                           Title: Authorized Signatory

                             BAYERISCHE LANDESBANK,

                                 as Lender

                                 By:      /s/ Dietmar Rieg
                                     ----------------------------------------
                                 Name:    Dietmar Rieg

                          Title: Senior Vice President

                            By:      /s/ Norman McClave
                                ---------------------------------------------
                              Name: Norman McClave

                           Title: First Vice President

                              ING CAPITAL LLC,
                              as Lender

                              By:      /s/ Ann E. Sutton
                                  ----------------------------------------
                                 Name: Ann E. Sutton

                              Title:   Associate

                              By:      /s/ Erwin Thomet
                                  ----------------------------------------
                              Name:    Erwin Thomet

                                 Title: Managing Director

                KBC BANK, N.V.,
                as Lender

                By:      /s/ Dennis A. Graham
                    -------------------------------------------------
                   Name: Dennis A. Graham

                   Title: First Vice President

              BARCLAYS BANK PLC,
              as Lender

              By:      /s/ Gary B. Wenslow
                  -------------------------------------------------
                 Name: Gary B. Wenslow

                 Title: Associate Director

                             HSBC BANK USA, NATIONAL ASSOCIATION, as Lender


                             By:      /s/ Jose Aldeanueva
                                    -------------------------------------------
                              Name: Jose Aldeanueva

                              Title: Vice President

                           JPMORGAN CHASE BANK, N.A.,

                             as Lender

                             By:      /s/ Peter M. Ling
                                 ----------------------------------------
                               Name: Peter M. Ling

                            Title: Managing Director

                          MIZUHO CORPORATE BANK, LTD.,

                                    as Lender

                                    By:      /s/ Mark Gronich
                                        --------------------------------------
                                    Name:    Mark Gronich

                          Title: Senior Vice President

                            THE BANK OF NOVA SCOTIA,

                               as Lender

                               By:      /s/ Thane Rattew
                                   ----------------------------------------
                               Name:    Thane Rattew

                            Title: Managing Director

                                  SCOTIABANC INC.,
                                  as Lender

                                  By:      /s/ William E. Zarrett
                                      ----------------------------------------
                            Name: William E. Zarrett

                            Title: Managing Director

                                WACHOVIA BANK, N.A.,
                                as Lender

                                By:      /s/ Lawrence P. Sullivan
                                    --------------------------------------
                           Name: Lawrence P. Sullivan

                                 Title:   Director

                             BANK OF AMERICA, N.A.,

                                as Lender

                                By:      /s/ Daryl Patterson
                                    ------------------------------------------
                              Name: Daryl Patterson

                          Title: Senior Vice President

                                 SANPAOLO IMI, S.P.A.,
                                 as Lender

                                 By:      /s/ Renato Carducci
                                     -----------------------------------------
                              Name: Renato Carducci

                             Title: General Manager

                                By:      /s/ Glen Binder
                                    ---------------------------------------
                                Name:    Glen Binder

                              Title: Vice President